Exhibit 10.19A

SECOND AMENDMENT TO LEASE

THIS SECOND AMENDMENT TO LEASE (this “Second Amendment”) is made as of April 9, 2013, by and between ARE-SAN FRANCISCO NO. 17, LLC, a Delaware limited liability company (“Landlord”), and FLUIDIGM CORPORATION, a Delaware corporation (“Tenant”).

RECITALS

A. Landlord and Tenant are now parties to that certain Lease Agreement dated as of September 14, 2010, as amended by that certain First Amendment to Lease dated as of September 22, 2010, and as further amended by that certain letter agreement dated August 2, 2012 (as amended, the “Lease”). Pursuant to the Lease, Tenant leases certain premises (“Original Premises”) in a building located at 7000 Shoreline Court, South San Francisco, California. The Premises are more particularly described in the Lease. Capitalized terms used herein without definition shall have the meanings defined for such terms in the Lease.

B. Landlord and Tenant acknowledge and agree that, as of the date hereof, a portion of the Building consisting of approximately 19,177 rentable square feet, as shown on Exhibit A attached hereto (“Expansion Premises”), is currently subject to that certain Amended and Restated Lease Agreement between Landlord and Achaogen, Inc., a Delaware corporation (“Achaogen”), dated December 29, 2010 (as the same may have been or may in the future may be amended, the “Achaogen Lease”).

C. Landlord and Tenant acknowledge that, prior to the Expansion Premises Commencement Date (as defined in Section 3 below), Tenant intends to enter into a sublease agreement with Achaogen pursuant to which Tenant shall sublease the Expansion Premises from Achaogen prior to the Expansion Premises Commencement Date (the “Achaogen Sublease”), which Achaogen Sublease shall require Landlord’s written consent in the form of a consent to sublease agreement by and among Landlord, Tenant and Achaogen (“Consent to Sublease”).

D. Landlord and Tenant desire, subject to the terms and conditions set forth below, to among other things, (i) extend the term of the Lease, and (ii) expand the Original Premises to include the Expansion Premises.

NOW, THEREFORE, in consideration of the foregoing Recitals, which are incorporated herein by this reference, the mutual promises and conditions contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant hereby agree as follows:

1.	Base Term. The Base Term of the Lease for the Premises (which, after the Expansion Premises Commencement Date, shall include the Expansion Premises) is hereby extended until April 30, 2020 (the “Expiration Date”).

2.	Expansion Premises. In addition to the Original Premises, commencing on the Expansion Premises Commencement Date (as defined below), Landlord leases to Tenant, and Tenant leases from Landlord, the Expansion Premises.

3.

Delivery. The “Expansion Premises Commencement Date” shall be the earlier to occur of (i) April 1, 2014, or (ii) the day after the termination of the Achaogen Lease, if the Achaogen Lease terminates prior to March 31, 2014; provided, however, that if the Achaogen Lease has terminated due to a casualty or Taking (as such term is defined in the Achaogen Lease), such casualty or Taking shall be deemed to have occurred during the Base Term of the Lease and the rights and obligations of Landlord and Tenant with respect thereto shall be governed by Section 18 or Section 19 of the Lease, as applicable. Upon request of Landlord, Tenant shall execute and deliver a written acknowledgment of the Expansion Premises Commencement Date and the expiration date of the Term when such are established in the form of the “Acknowledgement of

Expansion Premises Commencement Date” attached hereto as Exhibit B; provided, however, Tenant’s failure to execute and deliver such acknowledgment shall not affect Landlord’s rights hereunder.

Notwithstanding anything to the contrary contained herein, Tenant and Landlord acknowledge and agree that the commencement of the Lease with respect to the Expansion Premises on or before April 1, 2014, is conditioned on the satisfaction of the following conditions precedent (“Conditions Precedent”): that Achaogen enter into an amendment of the Achaogen Lease with Landlord, which amendment shall be acceptable to Landlord, in its reasonable discretion, pursuant to which Achaogen waives its right to extend the term of the Achaogen Lease with respect to the Expansion Premises, and that Achaogen, Landlord and Tenant enter into the Consent to Sublease. Neither Landlord nor Tenant shall have any liability whatsoever to each other relating to or arising from Landlord’s inability or failure to cause the Conditions Precedent to be satisfied. The execution and delivery by Landlord and Achaogen of an amendment of the Achaogen Lease pursuant to which Achaogen waives its right to extend the term thereof with respect to the Expansion Premises shall be deemed to satisfy the foregoing condition with respect to the Achaogen Lease amendment.

Except as set forth in the Lease or this Second Amendment: (i) Landlord shall have no obligation for any defects in the Expansion Premises; and (ii) Tenant’s occupancy of the Expansion Premises pursuant to the terms of the Achaogen Sublease shall be conclusive evidence that Tenant accepts the Expansion Premises and that the Expansion Premises are in good condition.

Tenant agrees and acknowledges that neither Landlord nor any agent of Landlord has made any representation or warranty with respect to the condition of all or any portion of the Expansion Premises, and/or the suitability of the Expansion Premises for the conduct of Tenant’s business, and Tenant waives any implied warranty that the Expansion Premises are suitable for the Permitted Use.

4.	Definition of Premises. Commencing on the Expansion Premises Commencement Date, the defined term “Premises” on Page 1 of the Lease is deleted in its entirety and replaced with the following:

“Premises: That portion of the Project, containing approximately 48,405 rentable square feet (“RSF”), consisting of (i) approximately 29,228 rentable square feet (the “Original Premises”), and (ii) approximately 19,177 rentable square feet (“Expansion Premises”), all as determined by Landlord, as shown on Exhibit A.”

As of the Expansion Premises Commencement Date, Exhibit A to the Lease is amended to include Exhibit A attached to this Second Amendment.

5.	Base Rent.

a. Original Premises. Tenant shall continue to pay Base Rent for the Original Premises as provided for in the Lease through April 30, 2015. Commencing on May 1, 2015, Base Rent for the Original Premises shall be an amount equal to $2.60 per rentable square foot of the Original Premises per month. Thereafter, on each May 1st during the Base Term (each an “Adjustment Date”), Base Rent for the Original Premises shall be increased by multiplying the Base Rent payable with respect to the Original Premises immediately before such Original Premises Adjustment Date by 1.3% (the “Rent Adjustment Percentage”) and adding the resulting amount to the Base Rent payable with respect to the Original Premises immediately before such Original Premises Adjustment Date. Base Rent for the Original Premises, as so adjusted, shall be due in equal monthly installments each in advance on the first day of each and every calendar month during the applicable calendar year.

b. Expansion Premises. Commencing on the Expansion Premises Commencement Date, Base Rent for the Expansion Premises shall be an amount equal to $2.90 per rentable square foot of the Expansion Premises per month; provided, however, that if the Expansion Premises Commencement Date occurs prior to April 1, 2014, Base Rent for the Expansion Premises shall be equal to $1.70 per rentable square foot of the Expansion Premises per month through March 31, 2014. Commencing on May 1, 2015, Tenant shall pay Base Rent for the Expansion Premises at the same rate per rentable square foot that Tenant is then paying for the Original Premises during the Base Term, as adjusted pursuant to Section 5(a) above. Base Rent for the Expansion Premises, as so adjusted, shall be due in equal monthly installments each in advance on the first day of each and every calendar month during the applicable calendar year.

Notwithstanding anything to the contrary contained in this Second Amendment, for the period commencing on April 1, 2014, through June 30, 2014, Tenant shall not be required to pay Base Rent for the Expansion Premises only. Commencing on July 1, 2014, Tenant shall commence (or resume, as applicable) paying full Base Rent for the Expansion Premises pursuant to this Section 5(b).

c. TI Rent. In addition to the Tenant Improvement Allowance (as defined in the Work Letter attached to this Second Amendment as Exhibit C), Landlord shall, subject to the terms of the Work Letter, make available to Tenant the Additional Tenant Improvement Allowance (as defined in the Work Letter) for the construction of the Tenant Improvements. Commencing on the first day of the month following the date on which any portion of the Additional Tenant Improvement Allowance is funded to Tenant (“Initial Payment Date”) and continuing thereafter on the first day of each month of the Base Term, Tenant shall pay to Landlord the amount necessary to fully amortize the amount of the Additional Tenant Improvement Allowance actually funded by Landlord, if any, in equal monthly payments with interest at a rate of 9% per annum over the remaining Base Term (“TI Rent”). If any portion of the Additional Tenant Improvement Allowance is funded to Tenant after the Initial Payment Date, the monthly amount of TI Rent payable by Tenant shall be adjusted in order to fully amortize such amounts funded after the Initial Funding Date in equal monthly payments with interest at a rate of 9% per annum over the remaining Base Term.

6.	Tenant’s Share of Operating Expenses. Tenant shall continue to pay Operating Expenses as provided for in the Lease through the day immediately preceding the Expansion Premises Commencement Date. Commencing on the Expansion Premises Commencement Date, Tenant’s Share of Operating Expenses payable by Tenant under the Lease shall be increased by 14.06%, and commencing on May 1, 2015, the total Tenant’s Share of Operating Expenses which shall be payable by Tenant under the Lease shall be equal to 35.49%.

Commencing on May 1, 2015, Tenant’s Share of each earthquake deductible or occurrence of uninsured earthquake damage affecting the Premises shall not exceed $7.50 per rentable square of the Premises (including the Expansion Premises) (the “Current Cap”). On June 1, 2015, and on the first day of each month thereafter through the Expiration Date, the Current Cap shall be reduced by $0.125 per rentable square foot of the Premises (including the Expansion Premises). Following earthquake damage to the Project during the period between April 1, 2015, and the Expiration Date, Tenant shall pay Tenant’s Share of any such deductible or uninsured damage in equal monthly installments amortized over the balance of the Base Term. For the avoidance of doubt, the existing caps of insurance deductibles and uninsured earthquake damage set forth in the third full paragraph of Section 5 of the Lease shall apply through April 30, 2015, and the caps provided for in this paragraph shall apply from May 1, 2015, through April 30, 2020, and shall thereafter be of no further force or effect.

7.	Intentionally Omitted.

8.	Right to Extend Term. As of the date of this Second Amendment, Section 39(a) of the Lease is hereby deleted and replaced with the following:

“(a) Extension Right. Tenant shall have 1 right (“Extension Right”) to extend the term of this Lease for 5 years (an “Extension Term”) on the same terms and conditions as this Lease (other than Base Rent, Tenant’s Share and the Work Letters) by giving Landlord written notice of its election to exercise the Extension Right at least 9 months prior, and no earlier than 12 months prior, to the Expiration Date.

Notwithstanding anything to the contrary contained in this Lease, if Tenant exercises its Extension Right hereunder, commencing on May 1, 2020, Tenant’s Share of each earthquake deductible or occurrence of uninsured earthquake damage affecting the Premises shall not exceed $7.50 per rentable square of the Premises (the “Extension Cap”). On June 1, 2020, and on the first day of each month thereafter through the expiration of the Extension Term, the Extension Cap shall be reduced by $0.125 per rentable square foot of the Premises. Following earthquake damage to the Project during the period between May 1, 2020, and the expiration of the Extension Term, Tenant shall pay Tenant’s Share of any such deductible or uninsured damage in equal monthly installments amortized over the balance of the Extension Term.

Upon the commencement of the Extension Term, Base Rent shall be payable at the Market Rate (as defined below). Base Rent shall thereafter be adjusted on each annual anniversary of the commencement of the Extension Term by a percentage as determined by Landlord and agreed to by Tenant at the time the Market Rate is determined. As used herein, “Market Rate” shall mean the market rental rate for comparable laboratory space in South San Francisco, California, as determined by Landlord and agreed to by Tenant.

If, on or before the date which is 180 days prior to the Expiration Date, Tenant has not agreed with Landlord’s determination of the Market Rate and the rent escalations during the Extension Term after negotiating in good faith, Tenant may by written notice to Landlord not later than 180 days prior to the expiration of the Base Term of the Lease, elect arbitration as described in Section 39(b) below. If Tenant does not elect such arbitration, Tenant shall be deemed to have waived any right to extend the Term of the Lease and the Extension Right shall terminate.”

9.	Removal of Tenant Improvements. Tenant shall not be required to remove any Tenant Improvements existing in the Original Premises or the Expansion Premises as of the date of this Second Amendment or any Tenant Improvements constructed in the Original Premises or the Expansion Premises pursuant to the Work Letter at the expiration or earlier termination of the Term nor shall Tenant have the right to remove any such Tenant Improvements at any time. If Tenant constructs any Tenant Improvements in the Expansion Premises prior to the Expansion Premises Commencement Date, Tenant shall obtain Achaogen’s consent to such Tenant Improvements pursuant to the Achaogen Sublease and Landlord shall not charge any fee under the Achaogen Lease in connection with such Tenant Improvements. The Consent to Sublease shall provide that Achaogen shall not be required to remove any such Tenant Improvements constructed in the Expansion Premises at the expiration or earlier termination of the Achaogen Lease nor shall Achaogen have the right to remove any such Tenant Improvements at any time.

10.	Landlord’s Furniture. During Tenant’s occupancy of the Expansion Premises under the Achaogen Sublease and during the Term of the Lease with respect to the Expansion Premises, Tenant shall have the right to use in the Premises the furniture belonging to Landlord located within the Expansion Premises as of the date of this Second Amendment (“Landlord’s Furniture”). If, any time after the date of this Second Amendment, Tenant does not want to use certain items of Landlord’s Furniture, Tenant shall notify Landlord in writing of such item(s) of Landlord Furniture that Tenant does not want to use and Landlord shall inform Tenant whether Tenant may remove such item(s) of Landlord’s Furniture from the Premises and, if Landlord authorizes the removal of such item(s) of Landlord’s Furniture, any reasonable requirements, if any, of Landlord in connection with Tenant’s removal from the Premises of such item(s) of Landlord’s Furniture. If Landlord does not authorize Tenant to remove such item(s), Landlord shall cause such item(s) to be removed, at Landlord’s sole cost, within 10 business days of Landlord receipt of Tenant’s written request for such removal by Landlord.

Except as otherwise set forth in this Second Amendment, (i) Tenant shall accept Landlord’s furniture in its condition as of the date Tenant occupies the Expansion Premises pursuant to the Achaogen Sublease, (ii) Landlord shall have no obligation for any defects in Landlord’s Furniture, and (iii) Tenant’s taking possession of the Expansion Premises under the Achaogen Sublease shall be conclusive evidence that Tenant accepts Landlord’s Furniture and that Landlord’s Furniture was in good condition at the time possession was taken. Tenant agrees and acknowledges that, except as otherwise set forth in the Lease or this Second Amendment, neither Landlord nor any agent of Landlord has made any representation or warranty with respect to the condition of Landlord’s Furniture.

11.	Signage. So long as Tenant leases at least 48,000 rentable square feet in the Building, Tenant shall have the right to display, at Tenant’s sole cost and expense, Tenant’s name and logo in a location on the west wing of the Building in the location shown on Exhibit D hereto (“Building Sign”). For purposes of the preceding sentence, the Expansion Premises shall be considered leased during the term of the Achaogen Sublease. Tenant further acknowledges and agrees that the Building Sign including, without limitation, the location, size, color and type, shall be subject to Landlord’s prior written approval, which shall not be unreasonably withheld and shall be consistent with Landlord’s signage program at the Project and applicable Legal Requirements. Tenant shall be responsible, at Tenant’s sole cost and expense, for the maintenance of the Building Sign, for the removal of the Building Sign at the expiration or earlier termination of this Lease and for the repair all damage resulting from such removal.

12.	Brokers. Landlord and Tenant each represents and warrants that it has not dealt with any broker, agent or other person (collectively, “Broker”), other than Cresa, in connection with the transaction reflected in this Second Amendment. Landlord and Tenant each hereby agrees to indemnify and hold the other harmless from and against any claims by any Broker, other than the brokers, if any named in this Second Amendment, claiming a commission or other form of compensation by virtue of having dealt with Tenant or Landlord, as applicable, with regard to this leasing transaction.

13.	Provisions of Achaogen Lease as to Expansion Premises During Term of Achaogen Sublease. During the term of the Achaogen Sublease with respect to the Expansion Premises only, Landlord shall: (a) not include in Operating Expenses thereunder any amounts that could not then be included in Operating Expenses under the Lease; and (b) not require Tenant to indemnify Landlord for any Claims to the extent Tenant would not be required to indemnify Landlord for such Claims under Section 16 of the Lease.

14.	Miscellaneous.

a. This Second Amendment is the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior and contemporaneous oral and written agreements and discussions. This Second Amendment may be amended only by an agreement in writing, signed by the parties hereto.

b. This Second Amendment is binding upon and shall inure to the benefit of the parties hereto, their respective successors and assigns.

c. This Second Amendment may be executed in any number of counterparts, each of which shall be deemed an original, but all of which when taken together shall constitute one and the same instrument. The signature page of any counterpart may be detached therefrom without impairing the legal effect of the signature(s) thereon provided such signature page is attached to any other counterpart identical thereto except having additional signature pages executed by other parties to this Second Amendment attached thereto.

d. Except as amended and/or modified by this Second Amendment, the Lease is hereby ratified and confirmed and all other terms of the Lease shall remain in full force and effect,

unaltered and unchanged by this Second Amendment. In the event of any conflict between the provisions of this Second Amendment and the provisions of the Lease, the provisions of this Second Amendment shall prevail. Whether or not specifically amended by this Second Amendment, all of the terms and provisions of the Lease are hereby amended to the extent necessary to give effect to the purpose and intent of this Second Amendment.

e. The date applicable to the Expansion Premises in subpart (i) of the last sentence of Section 30(a) of the Lease shall be the commencement date of the Achaogen Sublease.

IN WITNESS WHEREOF, the parties hereto have executed this Second Amendment as of the day and year first above written.

LANDLORD:	ARE-SAN FRANCISCO NO. 17, LLC,
a Delaware limited liability company

	By:	ALEXANDRIA REAL ESTATE EQUITIES, L.P.,
a Delaware limited partnership, managing member

		By:	ARE-QRS CORP., a Maryland corporation,
general partner

By: /s/ Eric S. Johnson
Its: Vice President
Real Estate Legal Affairs

TENANT:	FLUIDIGM CORPORATION,
a Delaware corporation

	By:	/s/ Vikram Jog
	Its:	Chief Financial Officer

EXHIBIT A

Expansion Premises

10
11
12
13
14
15
16
7
BUILDING
30'-0"
183'-6"
1'-6"
30'-0"
30'-0"
30'-0"
30'-0"
30'-0"
30'-0"
2'-0"
A
B
C
D
2'-0"
42'-0"
20'-0"
42'-0"
2'-0"
108'-0"
SUBLEASE PREMISES
19,177 RSF

DGA planning | architecture | interiors

201 Filbert St., 3rd Floor
San Francisco, CA 94133
415.477.2700
f.415.477.2710

Drawing Title: THIRD FLOOR 7000 SHORELINE COURT SOUTH SAN FRANCISCO

Project: SUBTENANT

| | |
|---|---|
| Job No: | |
| Date: | NOVEMBER 9, 2012 |
| Ref: | |
| Scale: | N.T.S. |
| Dwg. No: | SK-1 |

EXHIBIT B

Acknowledgment of Expansion Premises Commencement Date

This ACKNOWLEDGMENT OF EXPANSION PREMISES COMMENCEMENT DATE is made this          day of                 ,     , between ARE-SAN FRANCISCO NO. 17, LLC, a Delaware limited liability company (“Landlord”), and FLUIDIGM CORPORATION, a Delaware corporation (“Tenant”), and is attached to and made a part of the Lease Agreement dated as of September 14, 2010, as amended by that First Amendment to Lease dated as of September 22, 2010, as further amended by that certain letter agreement dated August 2, 2012, and as further amended by that certain Second Amendment to Lease dated as of                     , 2013 (as amended, the “Lease”), by and between Landlord and Tenant. Any initially capitalized terms used but not defined herein shall have the meanings given them in the Lease.

Landlord and Tenant hereby acknowledge and agree, for all purposes of the Lease, that the Expansion Premises Commencement Date is                 ,     , and the Expiration Date of the Lease shall be midnight on April 30, 2020. In case of a conflict between the terms of the Lease and the terms of this Acknowledgment of Expansion Premises Commencement Date, this Acknowledgment of Expansion Premises Commencement Date shall control for all purposes.

IN WITNESS WHEREOF, Landlord and Tenant have executed this ACKNOWLEDGMENT OF EXPANSION PREMISES COMMENCEMENT DATE to be effective on the date first above written.

LANDLORD:	ARE-SAN FRANCISCO NO. 17, LLC,
a Delaware limited liability company

	By:	ALEXANDRIA REAL ESTATE EQUITIES, L.P.,
a Delaware limited partnership, managing member

		By:	ARE-QRS CORP., a Maryland corporation, general partner

By:
Its:

TENANT:	FLUIDIGM CORPORATION,
a Delaware corporation

By:
Its:

EXHIBIT C

Work Letter

THIS WORK LETTER (this “Work Letter”) is incorporated into that certain Lease Agreement dated as of September 14, 2010, as amended by that First Amendment to Lease dated as of September 22, 2010, and as further amended by that certain Second Amendment to Lease of even date herewith (as amended, the “Lease”), by and between ARE-SAN FRANCISCO NO. 17, LLC, a Delaware limited liability company (“Landlord”), and FLUIDIGM CORPORATION, a Delaware corporation (“Tenant”). Any initially capitalized terms used but not defined herein shall have the meanings given them in the Lease.

1.	General Requirements.

(a) Tenant’s Authorized Representative. Tenant designates Les Winchester (“Tenant’s Representative”) as the only person authorized to act for Tenant pursuant to this Work Letter. Landlord shall not be obligated to respond to or act upon any request, approval, inquiry or other communication (“Communication”) from or on behalf of Tenant in connection with this Work Letter unless such Communication is in writing from Tenant’s Representative. Tenant may change Tenant’s Representative at any time upon not less than 5 business days advance written notice to Landlord.

(b) Landlord’s Authorized Representative. Landlord designates Todd Miller and Rob Kain (either such individual acting alone, “Landlord’s Representative”) as the only persons authorized to act for Landlord pursuant to this Work Letter. Tenant shall not be obligated to respond to or act upon any request, approval, inquiry or other Communication from or on behalf of Landlord in connection with this Work Letter unless such Communication is in writing from Landlord’s Representative. Landlord may change either Landlord’s Representative at any time upon not less than 5 business days advance written notice to Tenant.

(c) Architects, Consultants and Contractors. Landlord and Tenant hereby acknowledge and agree that the architect (the “TI Architect”) for the Tenant Improvements (as defined in Section 2(a) below), the general contractor and any subcontractors for the Tenant Improvements shall be selected by Tenant, subject to Landlord’s approval, which approval shall not be unreasonably withheld, conditioned or delayed. Landlord shall be named a third party beneficiary of any contract entered into by Tenant with the TI Architect, any consultant, any contractor or any subcontractor, and of any warranty made by any contractor or any subcontractor. Landlord hereby approves of DGA as Tenant’s architect and Landmark as Tenant’s general contractor.

2.	Tenant Improvements.

(a) Tenant Improvements Defined. As used herein, “Tenant Improvements” shall mean all improvements to the Premises (including the Expansion Premises) desired by Tenant of a fixed and permanent nature. Other than funding the TI Allowance (as defined below) as provided herein, Landlord shall not have any obligation whatsoever with respect to the finishing of the Premises for Tenant’s use and occupancy.

(b) Tenant’s Space Plans. Tenant shall be responsible for the delivery to Landlord of schematic drawings and outline specifications (the “TI Design Drawings”) detailing Tenant’s requirements for the Tenant Improvements. Not more than 10 days thereafter, Landlord shall deliver to Tenant the written objections, questions or comments of Landlord and the TI Architect with regard to the TI Design Drawings. Tenant shall cause the TI Design Drawings to be revised to address such written comments and shall resubmit said drawings to Landlord for approval within 10 days thereafter. Such process shall continue until Landlord has approved the TI Design Drawings. Landlord approves of the Tenant Improvements described on Schedule 1 of this Work Letter and shall not unreasonably withhold its consent to the TI Design Drawings to the extent consistent therewith.

(c) Working Drawings. Not later than 15 business days following the approval of the TI Design Drawings by Landlord, Tenant shall cause the TI Architect to prepare and deliver to Landlord for review and comment construction plans, specifications and drawings for the Tenant Improvements (“TI Construction Drawings”), which TI Construction Drawings shall be prepared substantially in accordance with the TI Design Drawings. Tenant shall be solely responsible for ensuring that the TI Construction Drawings reflect Tenant’s requirements for the Tenant Improvements. Landlord shall deliver its written comments on the TI Construction Drawings to Tenant not later than 10 business days after Landlord’s receipt of the same; provided, however, that Landlord may not disapprove any matter that is consistent with the TI Design Drawings. Tenant and the TI Architect shall consider all such comments in good faith and shall, within 10 business days after receipt, notify Landlord how Tenant proposes to respond to such comments. Any disputes in connection with such comments shall be resolved in accordance with Section 2(d) hereof. Provided that the design reflected in the TI Construction Drawings is consistent with the TI Design Drawings or otherwise reasonably acceptable to Landlord, Landlord shall approve the TI Construction Drawings submitted by Tenant. Once approved by Landlord, subject to the provisions of Section 4 below, Tenant shall not materially modify the TI Construction Drawings except as may be reasonably required in connection with the issuance of the TI Permit (as defined in Section 3(a) below).

(d) Approval and Completion. If any dispute regarding the design of the Tenant Improvements is not settled within 10 business days after notice of such dispute is delivered by one party to the other, Tenant may make the final decision regarding the design of the Tenant Improvements, provided (i) Tenant acts reasonably and such final decision is either consistent with or a compromise between Landlord’s and Tenant’s positions with respect to such dispute, (ii) that all costs and expenses resulting from any such decision by Tenant shall be payable out of the TI Allowance (as defined in Section 5(b) below) or otherwise payable by Tenant, and (iii) Tenant’s decision will not affect the base Building, structural components of the Building or any Building systems (in which case Landlord shall make the final decision). Any changes to the TI Construction Drawings following Landlord’s and Tenant’s approval of same requested by Tenant shall be processed as provided in Section 4 hereof.

(e) No Obligation to Building Tenant Improvements. Notwithstanding anything to the contrary contained in this Work Letter, Tenant’s failure to design or construct the Tenant Improvements or meet any of the time periods set forth in this Work Letter for the construction of the Tenant Improvements shall not be a default under the Lease. Nothing contained in this Work Letter shall delay the Expansion Premises Commencement Date or the Expansion Premises Rent Commencement Date.

3.	Performance of the Tenant Improvements.

(a) Commencement and Permitting of the Tenant Improvements. Tenant shall commence construction of the Tenant Improvements upon obtaining and delivering to Landlord a building permit (the “TI Permit”) authorizing the construction of the Tenant Improvements consistent with the TI Construction Drawings approved by Landlord. The cost of obtaining the TI Permit shall be payable from the TI Allowance. Landlord shall assist Tenant in obtaining the TI Permit. Prior to the commencement of the Tenant Improvements, Tenant shall deliver to Landlord a copy of any contract with Tenant’s contractors (including the TI Architect), and certificates of insurance from any contractor performing any part of the Tenant Improvement evidencing industry standard commercial general liability, automotive liability, “builder’s risk”, and workers’ compensation insurance. Tenant shall cause the general contractor to provide a certificate of insurance naming Landlord, Alexandria Real Estate Equities, Inc., and Landlord’s lender (if any) as additional insureds for the general contractor’s liability coverages required above.

(b) Selection of Materials, Etc. Where more than one type of material or structure is indicated on the TI Construction Drawings approved by Tenant and Landlord, the option will be within Tenant’s reasonable discretion if the matter concerns the Tenant Improvements, and within Landlord’s sole and absolute subjective discretion if the matter concerns the structural components of the Building or any Building System.

(c) Tenant Liability. Tenant shall be responsible for correcting any deficiencies or defects in the Tenant Improvements.

(d) Substantial Completion. Tenant shall substantially complete or cause to be substantially completed the Tenant Improvements in a good and workmanlike manner, in accordance with the TI Permit subject, in each case, to Minor Variations and normal “punch list” items of a non-material nature which do not interfere with the use of the Premises (“Substantial Completion” or “Substantially Complete”). Upon Substantial Completion of the Tenant Improvements, Tenant shall require the TI Architect and the general contractor to execute and deliver, for the benefit of Tenant and Landlord, a Certificate of Substantial Completion in the form of the American Institute of Architects (“AIA”) document G704. For purposes of this Work Letter, “Minor Variations” shall mean any modifications reasonably required: (i) to comply with all applicable Legal Requirements and/or to obtain or to comply with any required permit (including the TI Permit); (ii) to comport with good design, engineering, and construction practices which are not material; or (iii) to make reasonable adjustments for field deviations or conditions encountered during the construction of the Tenant Improvements.

4. Changes. Any changes requested by Tenant to the Tenant Improvements after the delivery and approval by Landlord of the TI Design Drawings, shall be requested and instituted in accordance with the provisions of this Section 4 and shall be subject to the written approval of Landlord, which approval shall not be unreasonably withheld, conditioned or delayed.

(a) Tenant’s Right to Request Changes. If Tenant shall request changes (“Changes”), Tenant shall request such Changes by notifying Landlord in writing in substantially the same form as the AIA standard change order form (a “Change Request”), which Change Request shall detail the nature and extent of any such Change. Such Change Request must be signed by Tenant’s Representative. Landlord shall review and approve or disapprove such Change Request within 10 business days thereafter, provided that Landlord’s approval shall not be unreasonably withheld, conditioned or delayed.

(b) Implementation of Changes. If Landlord approves such Change, Tenant may cause the approved Change to be instituted. If any TI Permit modification or change is required as a result of such Change, Tenant shall promptly provide Landlord with a copy of such TI Permit modification or change.

5.	Costs.

(a) Budget For Tenant Improvements. Before the commencement of construction of the Tenant Improvements, Tenant shall obtain a detailed breakdown, by trade, of the costs incurred or that will be incurred, in connection with the design and construction of The Tenant Improvements (the “Budget”), and deliver a copy of the Budget to Landlord for Landlord’s approval, which shall not be unreasonably withheld or delayed. The Budget shall be based upon the TI Construction Drawings approved by Landlord and shall include a payment to Landlord of administrative rent (“Administrative Rent”) equal to 1% of the TI Costs (as hereinafter defined) for monitoring and inspecting the construction of the Tenant Improvements, which sum shall be payable from the TI Allowance. Such Administrative Rent shall include, without limitation, all out-of-pocket costs, expenses and fees incurred by or on behalf of Landlord arising from, out of, or in connection with, such monitoring of the construction of the Tenant Improvements, and shall be payable out of the TI Allowance.

(b) TI Allowance. Landlord shall provide to Tenant a tenant improvement allowance (collectively, the “TI Allowance”) as follows:

1. a “Tenant Improvement Allowance” in the maximum amount of $15.00 per rentable square foot in the Premises (including the Expansion Premises), or $726,075 in the aggregate, which is included in the Base Rent set forth in the Lease; and

2. an “Additional Tenant Improvement Allowance” in the maximum amount of $10.00 per rentable square foot in the Premises (including the Expansion Premises, or $484,050 in the aggregate, which shall, to the extent used, result in TI Rent as set forth in the Second Amendment.

The TI Allowance shall be disbursed in accordance with this Work Letter. Tenant shall have no right to the use or benefit (except as provided below with respect to the Tenant Improvement Allowance) of any portion of the TI Allowance not required for the construction of (i) the Tenant Improvements described in the TI Construction Drawings approved pursuant to Section 2(d) or (ii) any Changes pursuant to Section 4. Except as provided in the immediately following sentence, Tenant shall have no right to any portion of the TI Allowance that is not disbursed before the last day of the month that is 12 months after the Expansion Premises Commencement Date. Following such 12 month period, any portion of the Tenant Improvement Allowance remaining unused shall be applied to Base Rent coming due in the immediately following 6 month period pursuant to a schedule reasonably acceptable to Landlord and Tenant until such unused portion of the Tenant Improvement Allowance has been exhausted.

(c) Costs Includable in TI Allowance. The TI Allowance shall be used solely for the payment of design, permits and construction costs in connection with the construction of the Tenant Improvements, including, without limitation, the cost of electrical power and other utilities used in connection with the construction of the Tenant Improvements, the cost of preparing the TI Design Drawings and the TI Construction Drawings, all costs set forth in the Budget, including Landlord’s Administrative Rent, and the cost of Changes (collectively, “TI Costs”). Notwithstanding anything to the contrary contained herein, the TI Allowance shall not be used to purchase any furniture, personal property or other non-Building system materials or equipment, including, but not be limited to, Tenant’s voice or data cabling, non-ducted biological safety cabinets and other scientific equipment not incorporated into the Tenant Improvements.

(d) Excess TI Costs. Landlord shall have no obligation to bear any portion of the cost of any of the Tenant Improvements except to the extent of the TI Allowance. If at any time and from time-to-time, the remaining TI Costs under the Budget exceed the remaining unexpended TI Allowance (the “Excess TI Costs”), Tenant shall directly pay, without any right to reimbursement from Landlord, any necessary funds to cover such Excess TI Costs, and Tenant shall deliver evidence of such payment to Landlord, before any initial or further TI Allowance is utilized for the Tenant Improvements. Notwithstanding anything to the contrary set forth in this Section 5(d), Tenant shall be fully and solely liable for TI Costs and the cost of Minor Variations in excess of the TI Allowance.

(e) Payment for TI Costs. During the course of design and construction of the Tenant Improvements, Landlord shall reimburse Tenant for TI Costs once a month against a draw request in Landlord’s standard form, containing evidence of payment of such TI Costs by Tenant and such certifications, lien waivers (including a conditional lien release for each progress payment and unconditional lien releases for the prior month’s progress payments), inspection reports and other matters as Landlord customarily obtains, to the extent of Landlord’s approval thereof for payment, no later than 30 days following receipt of such draw request. Upon completion of the Tenant Improvements (and prior to any final disbursement of the TI Allowance), Tenant shall deliver to Landlord: (i) sworn statements setting forth the names of all contractors and first tier subcontractors who did the work and final, unconditional lien waivers from all such contractors and first tier subcontractors; (ii) as-built plans (one copy in print format and two copies in electronic CAD format) for such Tenant Improvements; (iii) a certification of substantial completion in Form AIA G704, (iv) a certificate of occupancy for the Premises; and (v) copies of all operation and maintenance manuals and warranties affecting the Premises. Notwithstanding anything to the contrary contained herein, Tenant shall at all times have not less than a 10% retainage with respect to its general contractor for the Tenant Improvements and as a condition to payment of any draw requests Landlord shall be entitled to confirm that the percentage of work completed is consistent with the percentage of payment then being sought.

6.	Miscellaneous.

(a) Consents. Whenever consent or approval of either party is required under this Work Letter, that party shall not unreasonably withhold, condition or delay such consent or approval, except as may be expressly set forth herein to the contrary.

(b) Modification. No modification, waiver or amendment of this Work Letter or of any of its conditions or provisions shall be binding upon Landlord or Tenant unless in writing signed by Landlord and Tenant.

(c) Tenant Improvements. The construction by Tenant of the Tenant Improvements shall be governed by this Work Letter and the provisions of Section 12 of the Lease shall not apply thereto.

Schedule 1

Description of Tenant Improvements

Suite 100

•	Note 1: Add a wall mounted pass through in room 204A. (TBD)

•	Note 2: Add door between room 205A and 207. (TBD)

•	Note 3: Remove door and wall off. (TBD)

•	Note 4: Add sink, sink will be relocated from room 211. (TBD)

•	Note 5: Add new ceiling grid and lights in training room 201. Add power and data outlets in multiple locations in floor. (TBD)

•	Add power and data to conference room floors. (TBD)

•	Add or relocate 3 card readers on the first floor.

Suite 371

•	Note 1: Remove door and wall off. (at move in)

•	Note 2: Remove sprinkler system in room 359 and demo walls (at move in)

•	Note 3: Remove small offices and replace with cubicles.

•	Note 4: Build additional lab space by removing (2) offices, (1) file storage, (1) conference room.

•	Note 5: Add new egress door for Achaogen using door from note 1. Door will open into alcove in front of service elevator.

•	Add or relocate 2 card readers on the third floor.

(continued on next page)

EXHIBIT D

Signage Location

56 SF
BUILDING SIGNAGE
BUILDING SIGNAGE
56 SF

1 NORTH ELEVATION

1" = 32'

BUILDING SIGNAGE
71 SF

2 SOUTH ELEVATION

1" = 32'

BUILDING SIGNAGE
90 SF

4 WEST ELEVATION

1" = 32'

3 EAST ELEVATION

1" = 32'

4.05.01

# OPUS CENTER - SIERRA POINT - 10C

South San Francisco, California

Elevations

OPUS.
a Development of Opus West Corporation